                                                                    EXHIBIT 10.6

                            ASSET PURCHASE AGREEMENT


                          dated as of February 2, 2003


                                     between


                             ROLLS-ROYCE CORPORATION


                                       and


                                FASTENTECH, INC.

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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I THE ASSET PURCHASE...................................................1

   Section 1.1.    Purchase and Sale of Assets.................................1
   Section 1.2.    Assumption of Liabilities...................................2
   Section 1.3.    Sale Price..................................................2
   Section 1.4.    The Closing.................................................2
   Section 1.5.    Closing Payment Amount......................................3
   Section 1.6.    Post-Closing Adjustments....................................3
   Section 1.7.    Earnout.....................................................6
   Section 1.8.    Further Assurances..........................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER........................7

   Section 2.1.    Organization, Qualification, and Corporate Power............7
   Section 2.2.    Authorization of Transaction................................8
   Section 2.3.    Noncontravention............................................8
   Section 2.4.    Financial Statements........................................8
   Section 2.5.    Absence of Certain Changes..................................9
   Section 2.6.    Undisclosed Liabilities....................................10
   Section 2.7.    Ownership of Assets; Condition.............................10
   Section 2.8.    Brokers' Fees..............................................11
   Section 2.9.    Intellectual Property......................................11
   Section 2.10.   Inventory..................................................12
   Section 2.11.   Contracts..................................................12
   Section 2.12.   Litigation.................................................14
   Section 2.13.   Employees..................................................14
   Section 2.14.   Employee Benefits..........................................14
   Section 2.15.   Environmental Matters......................................15
   Section 2.16.   Legal Compliance...........................................16
   Section 2.17.   Customers and Suppliers....................................16
   Section 2.18.   Permits....................................................16
   Section 2.19.   Government Contracts.......................................16
   Section 2.20.   Accounts Receivable........................................17
   Section 2.21.   Products Liability.........................................17
   Section 2.22.   Leased Property............................................17
   Section 2.23.   Related Party Transactions.................................18
   Section 2.24.   Insurance..................................................19
   Section 2.25.   Disclosure.................................................19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER.......................19

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   Section 3.1.    Organization and Corporate Power...........................19
   Section 3.2.    Authorization of the Transaction...........................19
   Section 3.3.    Noncontravention...........................................19
   Section 3.4.    Broker's Fees..............................................20

ARTICLE IV PRE-CLOSING COVENANTS..............................................20

   Section 4.1.    Closing Efforts............................................20
   Section 4.2.    Governmental and Third-Party Notices and Consents..........20
   Section 4.3.    Operation of Business......................................21
   Section 4.4.    Access to Information......................................22
   Section 4.5.    Notice of Breaches.........................................22
   Section 4.6.    Bulk Transfers Law.........................................23
   Section 4.7.    Agreed Records.............................................23
   Section 4.8.    2002 Financial Statements..................................23

ARTICLE V CONDITIONS TO CLOSING...............................................23

   Section 5.1.    Conditions to Obligations of the Buyer.....................23
   Section 5.2.    Conditions to Obligations of the Seller....................25

ARTICLE VI ADDITIONAL AGREEMENTS..............................................26

   Section 6.1.    Disclaimer of Warranties; No Other Representations or
                   Warranties.................................................26
   Section 6.2.    Sharing of Data............................................27
   Section 6.3.    Tax Matters................................................27
   Section 6.4.    Cooperation in Litigation..................................28
   Section 6.5.    Employee and Employee Benefit Matters......................29
   Section 6.6.    Receivables................................................30
   Section 6.7.    Non-Competition............................................30
   Section 6.8.    Product Warranty Liability.................................31
   Section 6.9.    Post Closing...............................................31

ARTICLE VII INDEMNIFICATION...................................................32

   Section 7.1.    Indemnification by the Seller..............................32
   Section 7.2.    Indemnification by the Buyer...............................32
   Section 7.3.    Indemnification Claims.....................................32
   Section 7.4.    Survival of Representations and Warranties.................35
   Section 7.5.    Limitations................................................36
   Section 7.6.    Treatment of Indemnity Payments............................37

ARTICLE VIII TERMINATION......................................................37

   Section 8.1.    Termination of Agreement...................................37
   Section 8.2.    Effect of Termination......................................37

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ARTICLE IX DEFINITIONS........................................................38

ARTICLE X MISCELLANEOUS.......................................................48

   Section 10.1.   Press Releases and Announcements...........................48
   Section 10.2.   No Third Party Beneficiaries...............................48
   Section 10.3.   Entire Agreement...........................................48
   Section 10.4.   Succession and Assignment..................................48
   Section 10.5.   Counterparts and Facsimile Signature.......................49
   Section 10.6.   Headings...................................................49
   Section 10.7.   Notices....................................................49
   Section 10.8.   Governing Law..............................................50
   Section 10.9.   Amendments and Waivers.....................................50
   Section 10.10.  Severability...............................................50
   Section 10.11.  Expenses...................................................50
   Section 10.12.  Dispute Resolution.........................................50
   Section 10.13.  Incorporation of Exhibits and Schedules....................52
   Section 10.14.  Specific Performance.......................................52
   Section 10.15.  Construction...............................................52

Exhibits
--------
Exhibit A -   Bill of Sale
Exhibit B -   Instrument of Assumption
Exhibit C -   License Agreement

Schedules
---------
Schedule 1.1(a) -  Certain Acquired Assets
Schedule 1.1(b) -  Certain Excluded Assets
Schedule 6.6 -     Business Employees

Disclosure Schedule
-------------------
Section 2.3.   Noncontravention................................................6
Section 2.5.   Absence of Certain Changes......................................6
Section 2.6.   Undisclosed Liabilities.........................................6
Section 2.7.   Ownership of Assets.............................................7
Section 2.9.   Intellectual Property...........................................7
Section 2.11.  Contracts.......................................................9
Section 2.12.  Litigation.....................................................10
Section 2.13.  Employees......................................................10
Section 2.15.  Environmental Matters..........................................10
Section 2.16.  Legal Compliance...............................................11
Section 2.17.  Customers and Suppliers........................................11
Section 2.18.  Permits........................................................12

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                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is entered into as of February 2, 2003 by and between FastenTech, Inc., a Delaware corporation (the "Buyer"), and Rolls-Royce Corporation, a Delaware corporation (the "Seller").

                              W I T N E S S E T H:

     WHEREAS, the Seller is engaged in, among other things, the business of designing, manufacturing and selling high performance high nickel alloy structures suitable for use in extreme operating environments (the "Business") at the Rolls Royce Evansville Fabrication Facility located in Evansville, Indiana (the "Facility");

     WHEREAS, the Buyer wishes to purchase and the Seller wishes to sell substantially all of the assets associated with the Business;

     WHEREAS, the Parties contemplate that, effective upon the closing of the transactions contemplated hereby, they will execute and deliver certain additional agreements;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                               THE ASSET PURCHASE

          Section 1.1.   Purchase and Sale of Assets.

          (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign, and deliver to the Buyer, at the Closing, for the consideration specified below in this Article I, all right, title, and interest in, to, and under the Acquired Assets (including those assets listed on Schedule 1.1(a) to the Disclosure Schedule) and only those assets and no others, free and clear of liens except Permitted Encumbrances.

          (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the Excluded Assets (including those assets listed on Schedule 1.1(b) to the Disclosure Schedule).

          Section 1.2.   Assumption of Liabilities.

          (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, the Assumed Liabilities and only those liabilities and no others.

          (b) Notwithstanding the terms of Section 1.2(a) or any other provision of this Agreement to the contrary, the Buyer shall not assume or become responsible for, and the Seller shall remain liable for, the Retained Liabilities.

          Section 1.3. Sale Price. The sale price to be paid by the Buyer for the Business shall be equal to the Initial Sale Price plus the Earnout Payment.

          Section 1.4.   The Closing.

          (a) The Closing shall take place at the offices of Krieg DeVault LLP in Indianapolis, Indiana commencing at 9:00 a.m. local time on the Closing Date. All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

          (b)    At the Closing:

          (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5.1;

          (ii) the Buyer shall deliver to the Seller the various certificates, instruments, and documents referred to in Section 5.2;

          (iii) the Seller shall execute and deliver to the Buyer a bill of sale in substantially the form attached hereto as Exhibit A, and such other instruments of conveyance (such as assigned certificates or documents of title) as the Buyer may reasonably request in order to effect the sale, transfer, conveyance, and assignment to the Buyer of valid ownership of the Acquired Assets;

          (iv) the Buyer shall execute and deliver to the Seller an instrument of assumption in substantially the form attached hereto as Exhibit B and such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

          (v) the Buyer shall pay to the Seller, payable by wire transfer or other delivery of immediately available funds to an account designated by the Seller at least two days prior to the Closing Date, the Closing Payment Amount;

          (vi) the Seller shall deliver to the Buyer, or otherwise put the Buyer in

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possession and control of, all of the Acquired Assets of a tangible nature;

          (vii) the Buyer and the Seller shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above; and

          (viii) the Buyer and the Seller shall execute and deliver to each other a license agreement in substantially the form attached hereto as Exhibit C.

          Section 1.5. Closing Payment Amount. The amount payable at the Closing shall be equal to Nine Million Five Hundred Thousand Dollars ($9,500,000), which is an estimate of Book Value at Closing (the "Closing Payment Amount" or "Estimated Closing Book Value").

          Section 1.6.   Post-Closing Adjustments.

          (a) The Initial Sale Price shall be determined after the Closing Date as follows:

          (i) Within 30 days after the Closing Date, the Seller shall prepare and deliver to the Buyer the Draft Statement of Working Capital and Fixed Assets. The Seller shall prepare the Draft Statement of Working Capital and Fixed Assets setting forth the Working Capital and Fixed Assets of the Business as of the close of business on the Closing Date (the "Book Value"), which shall be prepared in accordance with the books and records of the Seller in respect of the Business and shall be based upon an unaudited balance sheet as of that date that is prepared in accordance with GAAP Consistently Applied. Seller acknowledges and agrees that Buyer desires that the foregoing balance sheet be audited by Ernst & Young LLP, and agrees to cooperate with Ernst & Young LLP's audit of the balance sheet, including by providing to Ernst & Young LLP a signed management representation letter with respect thereto in the form customarily requested and obtained by Ernst & Young LLP.

          A physical inventory shall be conducted by the Seller consistent with past practice on or no more than three days before the Closing Date for the purpose of assisting in the preparation of the Draft Statement of Working Capital and Fixed Assets, and the Buyer and their respective independent auditors shall have the right to observe the taking of such physical inventory.

          (ii) The Buyer shall deliver to the Seller, by the Objection Deadline Date, either a notice indicating that the Buyer accepts the Draft Statement of Working Capital and Fixed Assets or a detailed statement describing its objections (if any) to the Draft Statement of Working Capital and Fixed Assets. If the Buyer delivers to the Seller a notice accepting the Draft Statement of Working Capital and Fixed Assets, or the Buyer does not deliver a written objection to the Draft Statement of Working Capital and Fixed Assets by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Draft Statement of Working Capital and Fixed Assets shall be deemed to be the Final Closing Balance Sheet. If the Buyer timely objects

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to the Draft Statement of Working Capital and Fixed Assets, in accordance with this Section 1.6(a), such objections shall be resolved as follows:

          (1) The Buyer and the Seller shall first use Reasonable Best Efforts to resolve such objections.

          (2) If the Buyer and the Seller do not reach a resolution of all objections set forth on the Buyer's statement of objections within 30 days after delivery of such statement of objections, any remaining disagreements shall be referred to the chief financial officers of Rolls-Royce plc and FastenTech (each of whom may designate another senior officer of such company to hear such dispute), who shall use reasonable efforts to resolve such objections.

          (3) If all objections set forth on the Buyer's statement of objections have not been resolved within 30 days after the referral of such objections to the senior officers designated in or pursuant to Section 1.6(a)(ii)(B), the Buyer and the Seller shall, within 30 days following the expiration of such 30-day period, engage the Accountant, pursuant to an engagement agreement executed by the Buyer, the Seller, and the Accountant, to resolve any remaining objections set forth on the Buyer's statement of objections (the "Unresolved Objections").

          (4) The Buyer and the Seller shall jointly submit to the Accountant, within 10 days after the date of the engagement of the Accountant (as evidenced by the date of the engagement agreement), a copy of the Draft Statement of Working Capital and Fixed Assets, a copy of the statement of objections delivered by the Buyer to the Seller, and a statement setting forth the resolution of any objections agreed to by the Buyer and the Seller and by the senior officers designated in or pursuant to Section 1.6(a)(ii)(B). Each of the Buyer and the Seller shall submit to the Accountant (with a copy delivered to the other Party on the same day), within 45 days after the date of the engagement of the Accountant, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of the Buyer and the Seller may (but shall not be required to) submit to the Accountant (with a copy delivered to the other Party on the same day), within 60 days after the date of the engagement of the Accountant, a memorandum responding to the initial memorandum submitted to the Accountant by the other Party. Unless requested by the Accountant in writing, neither Party may present any additional information or arguments to the Accountant, either orally or in writing. In resolving any Unresolved Objections, the Accountant (i) shall be bound by the principles set forth in this Section 1.6, (ii) shall further limit its review to whether the Draft Statement of Working Capital and Fixed Assets contained mathematical errors and was calculated in accordance with this Section
1.6 and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by any party or less than the smallest value for such item claimed by either party.

          (5) Within 90 days after the date of its engagement hereunder, the Accountant shall determine whether the objections raised by the Buyer are appropriate and shall issue a ruling that shall include a balance sheet, comprised of the Draft Statement of Working Capital and Fixed Assets as adjusted pursuant to any resolutions to objections agreed upon by the Buyer and the Seller and pursuant to the Accountant's resolution of the Unresolved Objections. Such balance sheet shall be deemed to be the Final Closing Balance Sheet.

          (6) The resolution by the Accountant of the Unresolved Objections shall be conclusive and binding upon the Buyer and the Seller. The Buyer and the Seller agree that the procedure set forth in this Section 1.6(a) for resolving disputes with respect to the Draft Statement of Working Capital and Fixed Assets shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation in court to enforce the ruling of the Accountant.

          (7) The Buyer and the Seller shall share the fees and expenses of the Accountant based upon what portion of the changes called for in the Buyer's statement of objections are reflected in the Final Closing Balance Sheet, as follows: (1) the Buyer shall be responsible for an amount equal to the total amount of such fees and expenses multiplied by a fraction, the numerator of which is the excess (if any) of (w) the Book Value as shown on the Draft Statement of Working Capital and Fixed Assets (after adjusting the Draft Statement of Working Capital and Fixed Assets to reflect all of the changes called for in the Buyer's statement of objections) over (x) the Book Value as shown on the Final Closing Balance Sheet, and the denominator of which is the excess of (y) the Book Value as shown on the Draft Statement of Working Capital and Fixed Assets (after adjusting the Draft Statement of Working Capital and Fixed Assets to reflect all of the changes called for in the Buyer's statement of objections) over (z) the Book Value as shown on the Draft Statement of Working Capital and Fixed Assets (after adjusting the Draft Statement of Working Capital and Fixed Assets to reflect all changes to the Book Value requested by Buyer, except the Unresolved Objections); and (2) the Seller shall be responsible for the balance of such fees and expenses.

          (b) Upon completion of the Final Closing Balance Sheet, the "Initial Sale Price" shall be determined as follows:

          (i) if the Book Value as shown on the Final Closing Balance Sheet is less than Estimated Closing Book Value, the Initial Sale Price shall be decreased by such difference; and

          (ii) if the Book Value as shown on the Final Closing Balance Sheet exceeds the Estimated Closing Book Value, the Initial Sale Price shall be increased by such excess amount.

          The cumulative net adjustment to the aggregate Purchase Price pursuant to clauses (i) through (ii) above, whether positive or negative, is the "Final Adjustment Amount."

          (c) Within 10 business days after the Final Closing Balance Sheet becomes final and binding upon the Parties (i) if the Final Adjustment Amount results in an increase in the Initial Sale Price, the Buyer shall make a cash payment to the Seller by wire transfer in immediately available funds to an account or accounts designated in writing by the Seller, and (ii) if the Final Adjustment Amount results in a decrease in the Initial Sale Price, the Seller shall

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make a cash payment to the Buyer by wire transfer in immediately available funds to an account or accounts designated in writing by the Buyer, in either case under clause (i) or (ii) of this Section 1.6(c), in an amount equal to the sum of (X) the Final Adjustment Amount and (Y) interest thereon at a rate equal to five percent (5%) per annum calculated from and including the Closing Date to, but not including, the date of payment.

          Section 1.7.   Earnout.

          (a) The Buyer shall pay the Seller an earnout payment (the "Earnout Payment"). The Earnout Payment shall be calculated and paid as follows:

          (i) If the aggregate EBITDA of the Business for the period from April 1, 2003 through March 31, 2006 (the "Earnout Period") is greater than $13,500,000 but less than $17,500,000, then the Buyer shall pay the Seller the amount of $3,000,000.

          (ii) If the aggregate EBITDA of the Business for the Earnout Period is greater than $17,500,000, then the Buyer shall pay the Seller the amount of $5,000,000.

          (iii)  The Buyer shall make any payment required by clauses (i) or
(ii) of this Section 1.7(a) no later than sixty days following the end of the Earnout Period.

          (b) "EBITDA" shall mean the following (all determined in accordance with GAAP) with respect to the Business for the applicable period: (a) net income of the Business (excluding any corporate charges in excess of $500,000 annually made by the Buyer or any of its Affiliates for the provision of services to the Business) for such period, plus (b) interest expense of the Business for such period, plus (c) federal, state, local and foreign income taxes and other taxes on income of the Business for such period, plus (d) depreciation and amortization of the Business for such period, plus (e) all costs related to information technology supplied to the Business, minus (f) the product of (A) 25% and (B) the aggregate dollar amount of each Non-Maintenance Capital Expenditure incurred during the Earnout Period and (C) the number of days remaining in the Earnout Period on the date such Non-Maintenance Capital Expenditure is incurred divided by 1,095; plus or minus (g) any extraordinary expenses or extraordinary income, respectively, incurred or earned by the Business that is not reasonably expected to occur in the future or was not incurred in the ordinary course of business; provided, that in the case of any items referred to in clauses (b) through (d) and (f) (with respect to extraordinary expenses), only to the extent such item was included as a deduction (or other charge to income) in calculating net income and in the case of any item referred to in clause (f) (with respect to extraordinary income) only to the extent such item was included in calculating net income. For purposes of this Section 1.7, the term EBITDA shall not include or be calculated with reference to any revenues, income or expenses of (x) any business, division or operation acquired by the Buyer or its subsidiaries after the Closing Date and (y) any business, division, operations or product line owned by any affiliate of Buyer and consolidated into and with the Buyer or any of its subsidiaries following the Closing Date. The parties understand and agree that the Buyer shall have complete discretion with respect to the operation, marketing, pricing and distribution of all of the Buyer's products and services and that the Buyer or its subsidiaries may eliminate or otherwise alter at any time or from time to time any or all of such products or services. "Non-Maintenance Capital Expenditures" means, for any period, the aggregate expenditures (whether paid in cash or accrued as a liability) of the Business during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected in the balance sheet of the Business, including any acquisition, construction or installation of properties or for any additions and improvements thereto and payments under any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease, but in any event excluding routine repair and maintenance expenditures.

          (c) The Buyer shall maintain separate books and records for the Business sufficient to calculate the Earnout Payment. During the Earnout Period, the Buyer shall prepare a summary income statement for the Business no less frequently than annually and shall provide that statement to the Seller within 90 days after the end of the fourth fiscal quarter of such year, such statement to include a calculation of EBITDA for such year. The Seller shall have the right during normal business hours and at its sole expense, to examine any books and records of the Buyer relating to the Business; provided, that such right may be exercised only once during any twelve-month period and such access shall not unreasonable interfere with the operation of Buyer's business. The Seller may exercise such right through an agent or employee designated by the Seller in writing or by any independent public accountant or firm including independent public accountants so designated. The Seller shall not disclose or make use of, and shall cause any such agent or representative not to disclose or make use of any knowledge, information, or documents obtained during such review. This right to financial information and access shall terminate upon the payment of the Earnout Payment, provided that the amount of the Earnout Payment has been approved by the Seller.

          Section 1.8. Further Assurances. At any time and from time to time after the Closing, at the request of the Buyer and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, and assignment and take such actions as the Buyer may reasonably request to more effectively transfer, convey, and assign to the Buyer, and to confirm the Buyer's rights to, title in, and ownership of, the Acquired Assets and to place the Buyer in actual possession and operating control thereof.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except to the extent any such statements are specifically qualified in the Disclosure Schedule. The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article II of this Agreement.

          Section 2.1. Organization, Qualification, and Corporate Power. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of

Delaware. The Seller has all requisite corporate power and authority to carry on the Business and to own and use the assets and properties owned and used by it in the Business. The Seller is qualified to do business and is in good standing as a foreign corporation in Indiana, which is the only jurisdiction where the nature of the property owned or leased by the Seller or the nature of the business conducted by the Seller in connection with the Business makes such qualification necessary.

          Section 2.2. Authorization of Transaction. The Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Seller, will constitute, a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

          Section 2.3. Noncontravention. Except as set forth in Section 2.3 of the Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Seller, (b) require on the part of the Seller any notice to or filing with, or any permit, authorization, consent, or approval of, any Governmental Entity, except for any notice, filing, permit, authorization, consent, or approval, the absence of which, individually or in the aggregate, would not have a Business Material Adverse Effect, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify, or cancel, or require any notice, consent, or waiver under, any contract or instrument to which the Seller is a party or by which the Seller, or the Acquired Assets is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification, or cancellation which, individually or in the aggregate, would neither have a Business Material Adverse Effect and nor would adversely affect the consummation of the transactions contemplated hereby or
(ii) any notice, consent, or waiver the absence of which, individually or in the aggregate, would neither have a Business Material Adverse Effect nor would adversely affect the consummation of the transactions contemplated hereby, (d) result in the imposition of any Encumbrance upon any of the Acquired Assets, or
(e) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Seller, or any of its properties or assets.

          Section 2.4. Financial Statements. The books of account and related records of the Seller in respect to the Business fairly reflect in reasonable detail the assets, liabilities and transactions of the Business. Seller has previously provided to Buyer (i) the audited balance sheets of the Business as of December 31, 2000 and 2001, (ii) the related audited statements of income and retained earnings and cash flows for the years ended December 31, 2000 and 2001,

(iii) the unaudited balance sheet of the Business as of December 31, 2002, (iv) the related unaudited statements of income and retained earnings and cash flows for the 12-month period ended December 31, 2002, and (v) the Most Recent Month-End Management Accounts (clauses (i) through (v), collectively the "Financial Statements"). The Financial Statements (i) are true and correct in all material respects, (ii) were prepared in accordance with GAAP (except as otherwise noted therein), (iii) present fairly the financial position, results of operations and cash flows of the Business as of such dates and for the periods then ended and (iv) in the case of the financial statements provided pursuant to clauses (i) and (ii) of this Section 2.4, conform to the requirements of Regulation S-X of the Securities and Exchange Commission. The unaudited balance sheet of the Business at December 31, 2002 is referred to as the "Balance Sheet".

          Section 2.5.   Absence of Certain Changes. Except as set forth in
Section 2.5 of the Disclosure Schedule, since December 31, 2002 (the "Balance Sheet Date"), the Seller has conducted the Business only in the ordinary course and in accordance with past practices, and there has been no Business Material Adverse Effect. Without limiting the foregoing, except as reflected in the Balance Sheet, since the Balance Sheet Date with respect to the Business:

          (a) neither the Seller nor any of its Affiliates has made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any employees of the Business, except for customary increases and progressions for employees which increases and progressions were made in the ordinary course of business;

          (b) neither the Seller nor any of its Affiliates has suffered any damage, destruction or loss of any tangible assets or properties which would have been included as Acquired Assets but for such damage, destruction or loss (whether or not covered by insurance) in an aggregate amount less than $100,000;

          (c) the Seller has not suffered any strike or other labor trouble, or has entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any employees;

          (d) there has not been any change or any threat of any change in any of its relations with, or any loss or threat of loss of, any of the suppliers, distributors or customers of the Business which, individually or in the aggregate, has had or reasonably could be expected to have a Business Material Adverse Effect;

          (e) there has not been any cancellation or waiver of any right under any contract, lease, agreement, license or permit which right is or was, prior to such cancellation or waiver, material to the Business;

          (f) there has not been any sale, transfer or other disposition of, or subjection to any encumbrance of, any assets, properties or rights of the Business, except for sales of obsolete or damaged equipment or retirement of equipment, in each case in the ordinary course of business;

          (g) there has not been any making or authorization of any capital expenditures in excess of $100,000 in the aggregate;

          (h) there has not been any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) of the Business, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

          (i) there have not been any write-offs as uncollectible of any notes or accounts receivable of Seller or any of its Affiliates with respect to the Business or write-downs of the value of any assets by Seller or any of its Affiliates with respect to the Business other than in immaterial amounts or in the ordinary course of business consistent with past practice;

          (j) there has not been any change by Seller in any method of accounting or keeping its books of account or accounting practices;

          (k) there has not been any disposition of or failure to keep in effect any rights in, to or for the use of any trademark, service mark, trade name or copyright of the Business, or any disclosure to any person not an employee or other disposal of any trade secret, process or know-how of the Business; or

          (l) there has not been any transaction, agreement or event to which Seller or any of its Affiliates is a party or a participant outside the ordinary course of Seller's business or inconsistent with past practice relating to the Business which could reasonably be anticipated to result in a Business Material Adverse Effect.

          Section 2.6. Undisclosed Liabilities. Neither the Seller nor any of its Affiliates has any liability, whether due or to become due, absolute, contingent or otherwise with respect to the Business, including liabilities for or in respect of Taxes and any interest or penalties related thereto, except (a) to the extent reflected as a liability on the Balance Sheet, (b) incurred in the ordinary course of business since the Balance Sheet Date and fully reflected as liabilities on Seller's books of account, none of which individually or in the aggregate, has been or could have been a Business Material Adverse Effect or (c) disclosed on Section 2.6 of the Disclosure Schedule.

          Section 2.7.   Ownership of Assets; Condition.

          (a) The Seller is the true and lawful owner, and has good and marketable title to, all of the Acquired Assets, free and clear of all Encumbrances, except Permitted Encumbrances. Upon execution and delivery by the Seller to the Buyer of the instruments of conveyance referred to in Section 1.4(b)(iii), the Buyer will become the true and lawful owner of, and will receive good and marketable title to, the Acquired Assets, free and clear of all Encumbrances other than (i) zoning, entitlement, and other land use and environmental regulations by any Governmental Entity in respect of real property, if such regulations have not been violated and do not interfere with the continued use of the applicable Leased Real Property in the manner presently used, (ii) such other imperfections in title, charges, easements, restrictions, and encumbrances in respect of real property that do not render title unmarketable and do not detract significantly from the value of or interfere with the continued use of any Leased Real Property in the manner such property is presently being used and (iii) those set forth in Section 2.7(a) of the Disclosure Schedule (clauses (i) through (iii), collectively the "Permitted Encumbrances").

          (b) Immediately prior to Closing, Seller will own or have legal rights to use as currently used in the Business, and Seller will convey to Buyer pursuant to the transactions contemplated pursuant to this Agreement and the Ancillary Agreements, those assets, both tangible and intangible, which are necessary and sufficient to conduct the Business as currently conducted.

          (c) All Acquired Assets have historically been adequate for the purposes for which they are presently used in the conduct of the Business, are usable in a manner consistent with their respective current use, comply with applicable laws and currently have the volume capacity necessary to permit the manufacture of all products presently manufactured by the Business in sufficient quantities to have met the total overall annual and seasonal volume requirements of the customers of the Business for fiscal year ending December 31, 2002.

          (d) Section 2.7(d) of the Disclosure Schedule lists individually all Acquired Assets which are fixed assets (within the meaning of GAAP) having a book value greater than $50,000, indicating the cost, accumulated book depreciation (if any), and the book value of each such fixed asset as of the date of the Most Recent Month-End Management Accounts.

          Section 2.8. Brokers' Fees. Neither the Seller nor any Affiliate has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          Section 2.9.   Intellectual Property.

          (a) Section 2.9(a) of the Disclosure Schedule lists all proprietary knowledge, processes, techniques, methodologies, formulae, designs, know-how and trade secrets used by the Seller in the Business (the "Business Trade Secrets"). Such Business Trade Secrets shall be licensed to the Buyer in accordance with the terms included in the license agreement referred to in
Section 1.4(b)(viii) of this Agreement.

          (b) Except as set forth in Section 2.9(b) of the Disclosure Schedule, the Business Trade Secrets and the Acquired Assets constitute all of the intellectual property used in and necessary to the conduct of the Business as presently conducted by the Seller.

          (c) The operation of the Business as currently conducted by the Seller, including but not limited to the design, development, use, manufacture and sale of the products, technology or services, does not infringe, misappropriate or otherwise violate the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other intellectual property rights (collectively, "Intellectual Property Rights") of any third party. The Seller has not received, and knows of no basis for, any claim, demand, suit, threat, notice or other action alleging that the operation of the Business infringes or otherwise violates the Intellectual Property Rights used in the Business. The Seller has not made, and knows of no basis for, any claim, demand, suit, threat, notice or other action alleging that any third party has violated or infringed any of the Intellectual Property Rights used in the Business. The Seller has provided to the Buyer complete and accurate copies of all written documentation in the Seller's possession relating to claims or disputes known to the Seller concerning any Intellectual Property Rights used by the Seller in the Business.

          (d) To the knowledge of the Seller, none of the Business Trade Secrets or other confidential or proprietary information used in the Business has been disclosed to any person or entity unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement. None of the Business Trade Secrets has been, directly or indirectly, sold, assigned, licensed, delivered or otherwise conveyed to any third party, and the Seller is not aware of the use by any third party of the Business Trade Secrets except as disclosed at Section 2.9(d) of the Disclosure Schedule.

          Section 2.10. Inventory. Except for the Excluded Assets, the Acquired Assets include all the inventory of the Seller held for use primarily in the Business. All inventories of the Business not written-off have been priced at the lower of cost or market on an average actual cost basis. The quantities of each type of inventory, whether raw materials, work-in-progress, or finished goods, are not excessive in the present circumstances of the Business. All of the inventories of the Seller reflected in the Balance Sheet and all inventories acquired since the Balance Sheet Date consist of items that are marketable and fit for their particular use, are not defective and are of a quality and quantity usable and saleable in the ordinary course of the Seller's business and all of the raw materials and work in process inventory of the Seller reflected on the Balance Sheet and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. Section 2.10 of the Disclosure
Schedule is a summary of the Seller's inventory of finished goods, work in process and raw materials as of January 31, 2003.

          Section 2.11.  Contracts.

          (a) Section 2.11 of the Disclosure Schedule lists the following agreements (written or oral) to which the Seller or any of its Affiliates is a party as of the date of this Agreement that relate primarily to the Business:

          (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments;

          (ii) any agreement (or group of related agreements) for the sale of products or for the furnishing of services by the Seller;

          (iii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations);

          (iv) any agreement for the disposition of any significant portion of the assets or business of the Seller (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

          (v)    any agreement concerning confidentiality or noncompetition;

          (vi)   any employment or consulting agreement;

          (vii) any agreement under which the consequences of a default or termination would reasonably be expected to have a Business Material Adverse Effect;

          (viii) any agreement that contains any provisions requiring the Seller to indemnify any other party;

          (ix) any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business;

          (x) any agreement concerning a partnership, joint venture, strategic alliance, collaboration, agency, or distributorship; and

          (xi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees, including the APRA ("annual performance related award") arrangement to which Michael Lampert is a party.

          (b) The Seller has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.11 of the Disclosure Schedule. With respect to each agreement so listed, except as set forth in such sections of the Disclosure Schedule: (i) if such agreement is a legal, valid, binding, and enforceable obligation of each party thereto other than the Seller, then such agreement is a legal, valid, binding, and enforceable obligation of the Seller (except in so far as enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity); (ii) for those agreements to which the Seller is a party, the agreement is assignable by the Seller to the Buyer without the consent or approval of any party (except as set forth in Section 2.3 of the Disclosure Schedule) and to the knowledge of the Seller, will continue to be legal, valid, binding, and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Seller nor, to the knowledge of the Seller, any other party is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Seller, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Seller or, to the knowledge of the Seller, any other party under such agreement.

          Section 2.12. Litigation. Except as described in Section 2.12 of the Disclosure Schedule, there is no Legal Proceeding that is pending or has to the knowledge of the Seller been threatened against the Seller or any of its Affiliates related to the Business that (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter, or delay the transactions contemplated by this Agreement. There are no material judgments, orders, rulings, judgments, settlements, arbitration awards or decrees outstanding against the Seller or any of its Affiliates related to the Business.

          Section 2.13.  Employees.

          (a) With respect to the Business Employees: (i) Section 2.13 of the Disclosure Schedule contains a list of all employees, along with the position and the hourly rate of compensation of each such person, and (ii) to the knowledge of the Seller, no such employee has any plans to terminate employment with the Seller (other than for the purpose of accepting employment with the Buyer following the Closing) or not to accept employment with the Buyer.

          (b) The Seller is a party to or bound by the collective bargaining agreement pertaining to the Business as set forth in Section 2.13(b) of the Disclosure Schedule. Except as described in Section 2.13(b) of the Disclosure Schedule, the Seller is not now, and has not during the past two (2) years, experienced any strikes, lockouts, work stoppages, work slowdowns or other such concerted activity relating or pertaining to the Business.

          (c) Except as described in Section 2.13(c) of the Disclosure Schedule, neither the Seller nor any Affiliate has implemented a "plant closing" or "mass layoff" with respect to the Business within the meaning of the Worker Adjustment and Retraining Notification Act ("WARN Act"). Section 2.13(c) of the Disclosure Schedule lists all employees connected to the Business who have experienced, during the ninety (90) day period immediately preceding the Closing Date, an "employment loss" within the meaning of the WARN Act.

          Section 2.14. Employee Benefits. The Seller and each of its ERISA Affiliates is in compliance with ERISA, except where the failure to so comply would not, individually or in the aggregate, have a Business Material Adverse Effect.

          (a) The only Employee Benefit Plans maintained by, or contributed to by the Seller or any ERISA Affiliate, for the benefit of employees or former employees of the Business, including any multiemployer plan as defined in
Section 3(37) of ERISA, are those listed in Section 2.14 of the Disclosure Schedule (the "Benefit Plans").

          (b) The Seller and each of its ERISA Affiliates is in compliance with ERISA, and those provisions of the Code applicable to the Benefit Plans, except where the failure to so comply would not, individually, or in the aggregate, have a Business Material Adverse Effect.

          (c) Without limiting the generality of Section 2.14(b) above, and except as would not, individually or in the aggregate, be reasonably expected to have a Business Material Adverse Effect:

          (i) No asset of the Seller or any ERISA Affiliate, which is to be acquired by Buyer pursuant to this Agreement, is subject to any lien under Code section 401(a)(29), ERISA Section 302(f) or Code section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

          (ii) Neither the Seller nor any ERISA Affiliate has incurred any liability which could subject Buyer or any asset to be acquired by Buyer pursuant to this Agreement to liability under Section 4062, 4063 or 4064 of ERISA.

          (iii) Neither the Seller nor any ERISA Affiliate is, or within the seven years immediately preceding the date of this Agreement was, required to contribute to any multiemployer plan with respect to employees of the Business, within the meaning of Section 4001(a)(3) of ERISA. Neither the Seller nor any Affiliate, while an Affiliate, has incurred any withdrawal liability with respect to employees of the Business, within the meaning of Section 4201 of ERISA, including any contingent liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability has not been fully paid as of the date hereof.

          Section 2.15.  Environmental Matters. Except as set forth in Section
2.15 of the Disclosure Schedule:

          (a) The Seller has complied and is in compliance with all Environmental Laws applicable to the Business, except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

          (b) The Seller does not have any liabilities or obligations related in any way to the Business or past operations at or near the properties subject to the Real Property Lease arising from the Release of any Materials of Environmental Concern into the environment, except for liabilities or obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect.

          (c) There is no pending or, to the knowledge of the Seller, threatened civil or criminal litigation, notice of violation, formal administrative proceeding, or investigation, inquiry, or information request by any Governmental Entity, relating in any way to the Business or, to the knowledge of the Seller, adjacent to any properties subject to Real Property Leases, under any Environmental Law. The Seller is not a party to or bound by any court order, administrative order, consent order, or other agreement between the Seller and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law, in each case related in any way to the Business or, to the Seller's knowledge, adjacent to any properties subject to Real Property Leases, which could reasonably be expected to have a Business Material Adverse Effect.

          (d) Set forth in Section 2.15(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations, and audits relating to the properties subject to the Real Property Lease conducted by or on behalf of the Seller during the past two years. A complete and accurate copy of each such document has been provided to the Buyer.

          Section 2.16. Legal Compliance. Except as set forth in Section 2.16 of the Disclosure Schedule, the Seller is currently conducting, and has at all times since May 31, 1999 conducted, the Business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local, or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect. Except as set forth in Section 2.16 of the Disclosure Schedule, the Seller has not received any notice, citation, summons, order or communication from any Governmental Entity alleging noncompliance with any law, rule, or regulation, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of the Seller, threatened with respect to the Business, by any Governmental Entity with respect to any alleged (a) violation by the Seller of any law, ordinance, rule, regulation or order, or (b) failure by the Seller to have any permit, license or authorization required in connection with the conduct of or otherwise applicable to the Business.

          Section 2.17. Customers and Suppliers. Section 2.17 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Business during the last full fiscal year and the amount of revenues accounted for by such customer during such period and
(b) each supplier that is the sole supplier of any significant product or service to the Business. No purchase order or commitment of the Seller included in the Assigned Contracts is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

          Section 2.18. Permits. Section 2.18 of the Disclosure Schedule sets forth a list of all Permits. Each such Permit is in full force and effect; the Seller is in compliance with the terms of each such Permit (except for such instances of noncompliance that, individually or in the aggregate, have not had and would not reasonably be expected to have a Business Material Adverse Effect); and, to the knowledge of the Seller, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

          Section 2.19.  Government Contracts. With respect to the Business:

          (a) The Seller has not been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; and, to the knowledge of the Seller, no such suspension or debarment has been threatened or initiated. Except for audits by the Defense Contract Audit Agency in the Ordinary Course of Business and ongoing "spot" audits of procedures by resident Quality Assurance Representatives of the Defense Contract Management Agency, the Seller is not now being audited or investigated by the United States Government

Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States Governmental Entity, or any prime contractor with a Governmental Entity; and, with the exceptions noted above and to the knowledge of the Seller, no such audit or investigation has been threatened. To the knowledge of the Seller, there is no valid basis for (i) the suspension or debarment of the Seller from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to the Government) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Seller has no agreements, contracts, or commitments which require it to obtain or maintain a security clearance with any Governmental Entity.

          (b) To the knowledge of the Seller, no basis exists for any of the following with respect to any of its contracts or subcontracts with any Governmental Entity: (i) a Termination for Default (as provided in 48 C.F.R. Ch.1 Section 52.249-8, 52.249-9 or similar sections), (ii) a Termination for Convenience (as provided in 48 C.F.R. Ch.1 Section52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.1 Section52.212-13 or similar sections); and the Seller has no reason to believe that funding may not be provided under any contract or subcontract with any Governmental Entity in the upcoming federal fiscal year.

          Section 2.20. Accounts Receivable. All of the trade accounts and notes receivable of the Business reflected on the Balance Sheet or acquired after the date thereof and on or before the Closing Date represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions) net of reserves, have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and are generally due within 30 days after such billing. Section 2.20 of the Disclosure Schedule sets forth (a) the total amount of accounts receivable of Seller outstanding as of January 31, 2003 and (b) the aging of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

          Section 2.21. Products Liability. Except as set forth on Section 2.21 of the Disclosure Schedule, there are no: (i) liabilities of the Seller or the Business, fixed or contingent, asserted or, to the knowledge of the Seller, unasserted, with respect to any product liability or any similar claim that relates to any product manufactured by the Business on or prior to the Closing Date; or (ii) liabilities of the Seller or the Business, fixed or contingent, asserted or, to the knowledge of the Seller , unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured by the Business on or prior to the Closing Date, other than standard warranty obligations (to replace, repair or refund) in the ordinary course of the conduct of the Business, none of which individually involves a claim for money, property or services in excess, in the aggregate, of the amount specifically reserved therefor in the Balance Sheet.

          Section 2.22.  Leased Property.

          (a) Section 2.22(a) of the Disclosure Schedule is an accurate description of the lease pursuant to which the Seller leases or subleases any real property or interest therein in relation to the Business (the "Real Property Lease"). The Seller is the lessee under the Real Property Lease, and no party other than the Seller has any right to possession, occupancy or use of the property demised under the Real Property Lease. A true and correct copy of the Real Property Lease has been delivered to Buyer, together with all amendments and modifications thereto, and all subordination, non-disturbance and/or attornment agreements related thereto, and no changes have been made thereto since the date of delivery. The Real Property Lease is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth in Section 2.22(a) of the Disclosure Schedule, there are no existing defaults under any provision of the Real Property Lease, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder.

          (b) Except as set forth in Section 2.22(b) of the Disclosure Schedule, the Seller is in actual possession of the property demised under the Real Property Lease. The Seller has good, valid and indefeasible title to all the leasehold estates conveyed under the Real Property Lease free and clear of all Encumbrances, including, without limitation, leases, subleases, rights of occupancy, chattel mortgages, conditional sales contracts, deed restrictions, collateral security arrangements and other title or interest retention arrangements, and are not, with respect to the property demised under the Real Property Lease, subject to any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except Permitted Encumbrances. To the knowledge of the Seller, except as disclosed on Section 2.22(b) of the Disclosure Schedule, no portion of any of the improvements erected by or under the direction of the Seller on the properties demised under the Real Property Lease encroaches on adjoining property or public streets, and no portion of the property demised under the Real Property Lease are, or have been, subjected to an ad valorem tax valuation such that a change in ownership or use (whether now existing or in the future) has caused or will cause additional ad valorem taxes to be imposed upon the properties demised under the Real Property Lease.

          (c) Except as set forth in Section 2.22(c) of the Disclosure Schedule, the basic rent and all additional rent payable under the Real Property Lease have been paid to date and not more than one (1) month in advance. All work required to be performed under the Real Property Lease by the landlords thereunder or by the Seller has been performed, and, to the extent that the Seller is responsible for payment of such work, has been fully paid for, whether directly to the contractor performing such work or to such landlord as reimbursement therefor, except for items which the Seller is disputing in good faith (which items are set forth in Section 2.22 of the Disclosure Schedule).

          Section 2.23.  Related Party Transactions. Except as disclosed in
Section 2.23 of the Disclosure Schedule, no Related Party as of the date hereof:
(i) has any contractual or other claim, express or implied, or of any kind whatsoever against the Business or any of the Acquired Assets; (ii) has any interest in the Business or any of the Acquired Assets; or (iii) is engaged in any other transaction with or in respect of the Business or any of the Acquired Assets.

          Section 2.24. Insurance. With respect to the Business, neither the Seller nor any of its Affiliates has been refused any property and casualty insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance during the last two years.

          Section 2.25. Disclosure. There is no fact or series of facts known to the Seller that has specific application to the Business (other than general economic or industry conditions) and that materially adversely affects or, as far as the Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of the Business that has not been disclosed in this Agreement or the Disclosure Schedule. For purposes of this Section, a fact or series of facts shall not be deemed (1) to materially affect the assets, business, prospects, financial condition, or results of the Business unless, on the date hereof or on the Closing Date, as the case may be, its impact on the assets, business, prospects, financial condition, or results of the Business is reasonably estimated to exceed $750,000, or (2) to materially threaten the assets, business, prospects, financial condition, or results of the Business unless, on the date hereof or on the Closing Date, as the case may be, its impact on the assets, business, prospects, financial condition, or results of the Business is reasonably estimated to exceed $750,000.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

          Section 3.1. Organization and Corporate Power. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

          Section 3.2. Authorization of the Transaction. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution, delivery, and performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes, and each of the Ancillary Agreements, upon its execution and delivery by the Buyer, will constitute, a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

          Section 3.3. Noncontravention. Except as set forth on Section 3.3 of the Disclosure Schedule, neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or by-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent, or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify, or cancel, or require any notice, consent, or waiver under, any contract or instrument to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule, or regulation applicable to the Buyer or any of its properties or assets.

          Section 3.4. Broker's Fees. Neither the Buyer nor any Affiliate has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              PRE-CLOSING COVENANTS

          Section 4.1. Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper, or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Party to consummate the transactions contemplated by this Agreement are satisfied.

          Section 4.2.   Governmental and Third-Party Notices and Consents.

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals, or other authorizations from Governmental Entities, and to effect all registrations, filings, and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

          (b) The Parties agree that neither Party is under any obligation to defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including actions seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity or any such actions or proceedings commenced by any Governmental Entity in respect of the antitrust, competition, merger control or similar laws, rules or regulations.

          (c) The Seller shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents, or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

          (d) If (i) any of the Assigned Contracts or other assets or rights constituting Acquired Assets may not be assigned and transferred by the Seller to the Buyer (as a result of either the provisions thereof or applicable law) without the consent or approval of a third party, (ii) the Seller, after using its Reasonable Best Efforts, is unable to obtain such consent or approval prior to the Closing, and (iii) the Closing occurs nevertheless, then (A) such Assigned Contracts and/or other assets or rights shall not be assigned and transferred by the Seller to the Buyer at the Closing and the Buyer shall not assume the Seller's liabilities or obligations with respect thereto at the Closing, (B) the Seller shall continue to use its Reasonable Best Efforts to obtain the necessary consent or approval as soon as practicable after the Closing, (C) upon the obtaining of such consent or approval, the Buyer and the Seller shall execute such further instruments of conveyance (in substantially the form executed at the Closing) as may be necessary to assign and transfer such Assigned Contracts and/or other assets or rights (and the associated liabilities and obligations of the Seller) to the Buyer, (D) from and after the Closing until the assignment of each such Assigned Contract pursuant to clause
(C) above, the Seller shall hold such assets or rights in trust for the Buyer and shall at the request and expense and under the direction of the Buyer take all such action necessary or proper in order that such assets or rights of the Buyer are preserved, (E) the Buyer shall perform and fulfill, on a subcontractor basis, the obligations of the Seller to be performed under such Assigned Contract, and the Seller shall promptly remit to the Buyer all payments received by it under such Assigned Contract for services performed during such period, and (F) the Buyer shall indemnify and hold harmless the Seller against all liabilities, obligations and expenses arising in connection with the Assigned Contracts, except to the extent such obligations (X) are due to the breach or default by Seller prior to the Closing Date or (Y) relate to goods or services received by the Business prior to the Closing Date.

          Section 4.3. Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Seller shall conduct the Business in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact the Business's current business organization, keep the Business's physical assets in good working condition, keep available the services of the Business's current officers and employees and preserve the Business's relationships with customers, suppliers, and others having business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, the Seller shall not, without the written consent of the Buyer:

          (a) (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, any Business Employee, or pay any bonus or other benefit to any Business Employee, except for normal increases in the Ordinary Course of Business and changes to the terms and conditions of employment of such persons based on performance, merit, and suitability for advancement;

          (b) acquire, sell, lease, license, or dispose of any assets or property used primarily in the Business, other than purchases and sales of inventory in the Ordinary Course of

Business;

          (c) mortgage or pledge any of the property or assets used primarily in the Business or subject any such property or assets to any Encumbrance, other than Permitted Encumbrances;

          (d) enter into, amend, terminate, take, or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section
2.11 or Section 2.13 of the Disclosure Schedule;

          (e) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Seller set forth in this Agreement becoming untrue or (ii) any of the conditions to the Closing set forth in Article V not being satisfied; or

          (f) agree in writing or otherwise to take any of the foregoing actions.

          Section 4.4. Access to Information. From the date hereof to the Closing, the Seller shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller) to all premises, properties, financial, tax and accounting records (including the work papers of the Seller's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Business for the purpose of performing such inspections and tests as the Buyer deems necessary or appropriate.

          Section 4.5.   Notice of Breaches.

          (a) From the date of this Agreement until the Closing, the Seller shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof that would render any representation, warranty, or statement in this Agreement or the Disclosure
Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty, or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business (without breach of Section 4.3) and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(b) as a result of the information so disclosed (and, Seller shall confirm in writing Buyer's right to terminate this Agreement with respect thereof) and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty, or statement to which it relates for purposes of Article VI of this Agreement.

          (b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Seller supplemental information concerning events or circumstances occurring subsequent to the date hereof that would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business and if the Seller would have the right to terminate this Agreement pursuant to Section 8.1(c) as a result of the information so disclosed (and, Buyer shall confirm in writing Seller's right to terminate this Agreement with respect thereof) and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article VI of this Agreement.

          Section 4.6. Bulk Transfers Law. The Buyer and the Seller each hereby waive compliance with the provisions of any applicable bulk transfers statute.

          Section 4.7. Agreed Records. Prior to the Closing Date, the Parties shall work together cooperatively and in good faith to determine what books and records relating to the Business are to be physically delivered to the Buyer at the Closing (such records, the "Agreed Records").

          Section 4.8. 2002 Financial Statements. On or before February 24, 2003, Seller shall deliver to Buyer (i) the audited balance sheet of the Business as of December 31, 2002 and (ii) the related audited statements of income and retained earnings and cash flows for the year ended December 31, 2002 (clauses (i) and (ii), collectively the "2002 Financial Statements"). The 2002 Financial Statements (i) are true and correct in all material respects, (ii) were prepared in accordance with GAAP (except as otherwise noted therein), (iii) present fairly the financial position, results of operations and cash flows of the Business as of such dates and for the periods then ended and (iv) conform to the requirements of Regulation S-X of the Securities and Exchange Commission.

                                   ARTICLE V

                              CONDITIONS TO CLOSING

          Section 5.1. Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions (any or all of which may be waived by the Buyer in whole or in part):

          (a) the Seller shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals, or other authorizations, and effected all of the registrations, filings, and notices, referred to in Section 4.2 that are required on the part of the Seller, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a material adverse effect on the right of the Buyer to own, operate, or control the Acquired Assets following the Closing or on the ability of the Parties to consummate the transactions contemplated by this Agreement; provided, however, that the Parties agree that the failure to obtain any and all consents required by the Siemens Contract and the Real Property Lease would have a material adverse effect on the right of the Buyer to own, operate, or control the Acquired Assets following the Closing;

          (b) the representations and warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a material adverse effect on the right of the Buyer to own, operate, or control the Acquired Assets or the Business following the Closing or on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have such a material adverse effect for purposes of this Section 5.1(b));

          (c) the Seller shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (d) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation, or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, or (iii) affect adversely the right of the Buyer to own, operate, or control any of the Acquired Assets, or to conduct the Business, following the Closing, and no such judgment, order, decree, stipulation, or injunction shall be in effect;

          (e)    the Seller shall have delivered to the Buyer the Seller
Certificate;

          (f) the Seller shall have delivered to the Buyer an update, as of the date immediately prior to the Closing Date, of each list contained in the Disclosure Schedule that lists or describes Acquired Assets (including the lists set forth in Sections 1.1(a), 2.7(c), 2.8, 2.9, 2.11, and 2.18 of the Disclosure Schedule), such update to be effective as contemplated by Section 4.5(a) hereof;

          (g) the Seller shall have delivered to the Buyer documents evidencing the release or termination of all Encumbrances on the Acquired Assets, and copies of filed UCC termination statements with respect to all UCC financing statements evidencing Encumbrances, other than Encumbrances that are listed in Section 2.7 of the Disclosure Schedule under the heading "Permitted Encumbrances";

          (h) the Seller shall have executed and delivered to the Buyer each of the Ancillary Agreements;

          (i) the Seller shall have executed and delivered to the Buyer a FIRPTA

Certificate;

          (j) the Buyer shall have received such other certificates and instruments (including a certificate of good standing of the Seller in its jurisdiction of organization, and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

          (k) the Acquired Assets are in good operating condition and repair, other than repairs and maintenance necessary to operate the Acquired Assets and conduct the Business that in the aggregate for all such Acquired Assets would not exceed $500,000;

          (l) the International Union of United Automobile, Aerospace and Agricultural Implement Workers of America ("UAW") shall have expressed a willingness to extend the current Memorandum of Understanding contained in the UAW collective bargaining agreement with respect to unionized employees of the Business;

          (m) the Seller shall have delivered to Buyer a written opinion, dated as of the Closing Date, of Krieg DeVault LLP, in form and substance reasonably satisfactory to Buyer and its counsel; and

          (n) the Seller shall have delivered to Buyer the 2002 Financial Statements.

          Section 5.2. Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated by this Agreement to be consummated at the Closing is subject to the satisfaction of the following conditions (any or all of which may be waived by the Seller in whole or in part):

          (a) the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing;

          (b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (c) no Legal Proceeding shall be pending wherein an unfavorable judgment, order, decree, stipulation, or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation;

          (d) the Seller shall have obtained all of the waivers, permits, consents, approvals, or other authorizations, and effected all of the registrations, filings, and notices, referred to in Section 4.2 that are required on the part of the Seller, except for any the failure of which to obtain or effect would not, individually or in the aggregate, have a material adverse effect on the Buyer following the Closing or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (e)    the Buyer shall have delivered to the Seller the Buyer
Certificate;

          (f) the Buyer shall have delivered to Seller a written opinion, dated as of the Closing Date, of Dechert, in form and substance reasonably satisfactory to Seller;

          (g) the Buyer shall have executed and delivered to the Seller each of the Ancillary Agreements; and

          (h) the Seller shall have received such other certificates and instruments (including a certificate of good standing of the Buyer in its jurisdiction of organization and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          Section 6.1. Disclaimer of Warranties; No Other Representations or Warranties.

          (a) EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY OTHER AGREEMENT OR INSTRUMENT (INCLUDING THE BUYER CERTIFICATE AND SELLER CERTIFICATE) DELIVERED HERETO OR THERETO, NONE OF THE SELLER OR ANY
AFFILIATE: (1) MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING THOSE REFERRED TO IN SECTION 2-312 OF THE INDIANA UNIFORM COMMERCIAL CODE OR IN ANY STATUTE APPLICABLE TO REAL PROPERTY), OR (2) MAKES ANY REPRESENTATION OR WARRANTY AS TO THE CONDITION OF ANY REAL PROPERTY, IMPROVEMENTS TO REAL PROPERTY, OR FIXTURES, OR (3) MAKES ANY WARRANTY OF MERCHANTABILITY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY, WITH RESPECT TO ANY OF THE TANGIBLE ASSETS BEING TRANSFERRED PURSUANT TO THIS AGREEMENT, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, ANY ANCILLARY AGREEMENT, OR ANY OTHER AGREEMENT OR INSTRUMENT (INCLUDING THE BUYER CERTIFICATE AND SELLER CERTIFICATE) DELIVERED HERETO OR THERETO, THE SELLER EXPRESSLY DISCLAIMS ANY AND ALL SUCH WARRANTIES, AND ALL SUCH PROPERTY, INCLUDING THE FACILITY ON THE LEASED REAL PROPERTY, IS BEING TRANSFERRED ON AN "AS IS, WHERE IS" BASIS.

          (b) The Seller shall not be deemed to have made any representation or warranty to the Buyer other than as expressly set forth in this Agreement.

          Section 6.2.   Sharing of Data.

          (a) The Seller shall have the right for a period of three years following the Closing Date to have reasonable access during normal working hours to such books, records, and accounts, including financial and tax information, correspondence, production records, employment records, and other records that are transferred to the Buyer pursuant to the terms of this Agreement for the limited purposes of concluding its involvement in the Business and for complying with its obligations under applicable securities, tax, environmental, employment, or other laws and regulations; provided, that the aforementioned right with respect to tax-related information shall continue for a period of six years. The Buyer shall have the right for a period of three years following the Closing Date to have reasonable access to those books, records, and accounts, including financial and accounting records (including the work papers of the Seller's independent accountants), tax records, correspondence, production records, employment records, and other records that are retained by the Seller pursuant to the terms of this Agreement to the extent that any of the foregoing is needed by the Buyer for the purpose of conducting the Business after the Closing and complying with its obligations under applicable securities, tax, environmental, employment, or other laws and regulations; provided, that the aforementioned right with respect to tax-related information shall continue for a period of six years. Neither the Buyer nor the Seller shall destroy any such books, records, or accounts retained by it without first providing the other Party with the opportunity to obtain or copy such books, records, or accounts at such other Party's expense.

          (b) Promptly upon request by the Buyer made at any time following the Closing Date, the Seller shall authorize the release to the Buyer of all files pertaining to the Seller, the Acquired Assets or the business or operations of the Seller held by any federal, state, county or local authorities, agencies, or instrumentalities.

          Section 6.3.   Tax Matters.

          (a) Except to the extent Taxes are Assumed Liabilities, Seller shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. The Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date and all Taxes that are Assumed Liabilities. For purposes of this paragraph (a), any period beginning before and ending after the Closing Date shall be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date except that Taxes (such as property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

          (b) The Seller or the Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this Section
6.3. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion that is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder. Real property, personal property and similar ad valorem Taxes shall be accrued as of the end of the Closing Date and an adjustment shall be made to the Closing Payment Amount and the Initial Sales Price to reflect such accruals and, if applicable, related prepaid Taxes.

          (c) Buyer and Seller shall agree upon an allocation of the Initial Sale Price (and all other items properly included in "consideration," as described in Treasury Regulation 1.1060-1(c)(1), including the Earnout Payment) for purposes of Taxes among the Acquired Assets in a manner consistent with the principles set forth on Section 6.3 of the Disclosure Schedule (the "Allocation"), as follows. Within ninety (90) calendar days following the Closing Date (or, if later, within 30 days following the determination of the Initial Sale Price pursuant to Section 1.6(b)), Buyer shall deliver to Seller a draft schedule setting forth the Allocation (the "Allocation Schedule") prepared in a manner consistent with Section 6.3 of the Disclosure Schedule. If there is any dispute concerning the Allocation Schedule, Seller shall notify Buyer within thirty (30) calendar days after receiving the Allocation Schedule. Buyer and Seller shall attempt to resolve such dispute and if they have not done so within thirty (30) calendar days after Seller provides notice of such dispute, all unresolved items shall be submitted to the Accountant, who shall resolve all such disputed items within thirty (30) calendar days, which resolution shall be final and binding upon the parties. Buyer and Seller agree to act in accordance with the final Allocation in the preparation and filing of all Tax Returns (including, without limitation, filing Form 8594 or any supplements thereto with their United States federal income Tax Returns for the taxable year that includes the Closing Date) and in the course of any Tax audit relating thereto and take no position and cause their Affiliates to take no position inconsistent with the Allocation.

          (d) Buyer and Seller each agree, with respect to persons who may be employed by both of them for the calendar year that includes the Closing Date, to follow the Standard Procedure set forth in Revenue Procedure 96-60, 1996-2 C.B. 399, whereby Seller shall be responsible for employment tax reporting for such persons for all times during which they were employed by Seller.

          (e) Seller shall deliver to Buyer at Closing a certificate prepared and executed by Seller in accordance with section 1445 of the Code and the regulations thereunder to the effect that Seller is not a foreign person (a "FIRPTA Certificate").

          Section 6.4. Cooperation in Litigation. From and after the Closing Date, each Party shall fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such other Party relating to or arising out of the conduct of the Business of the Seller or the Buyer prior to or after the Closing Date (other than litigation or proceedings among the Parties and/or their Affiliates arising out the transactions contemplated by this Agreement). The Party requesting such cooperation shall pay the reasonable out-of-pocket expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees, and agents, but shall not be responsible for reimbursing such Party or its officers, directors, employees, and agents, for their time spent in such cooperation.

          Section 6.5.   Employee and Employee Benefit Matters.

          (a) Section 6.5 of the Disclosure Schedule contains a list of the employees of the Seller to whom the Buyer intends to extend offers of employment (the "Business Employees").

          (b) Effective as of the Closing, the Seller shall terminate the employment of each of the Business Employees whose terms and conditions of employment are not the subject of a collective bargaining agreement. Buyer shall offer employment to each such employee, terminable at the will of the Buyer, with initial compensation and benefits substantially equivalent, in the aggregate, to the compensation and benefits provided to such Business Employees by Seller and its ERISA Affiliates as of the date of this Agreement.

          (c) Effective as of the Closing, Seller shall terminate the employment of each of the Business Employees whose terms and conditions of employment are subject to a collective bargaining agreement. Buyer shall offer employment to each such employee on the terms and conditions specified by the collective bargaining agreement between Seller and UAW applicable to the Facility, and shall provide initial compensation and benefits as provided by the provisions of such collective bargaining agreement applicable to the Facility.

          (d) The Seller hereby consents to the hiring by the Buyer of any employees terminated pursuant to Sections 6.5(b) and (c) and waives, with respect to the employment by the Buyer of such employees, any claims or rights the Seller may have against the Buyer or any such employee under any non-competition, confidentiality, or employment agreement.

          (e) The parties recognize that the Business Employees are employees at will of the Seller, and nothing herein shall require the Seller to continue to employ such persons or to procure a replacement for any such person if he or she terminates his or her employment with the Seller. The intent of this provision is to permit the Seller to manage the Business in its reasonable business judgment from the date hereof through the Closing and to hire, fire, retain, and otherwise manage the Business Employees through the first date on which the Buyer has a facility operational in Evansville, Indiana.

          (f) The Buyer shall provide each Business Employee with credit for all service with the Seller for purposes of determining eligibility to participate, vesting or qualification or eligibility for any benefit or privilege (including vacation) based on length of service under any Buyer benefit plan (but excluding determining benefit accruals under any Buyer benefit plan that is a defined benefit plan as defined under Section 3(35) of ERISA).

          (g) Seller agrees to indemnify and hold harmless Buyer and its ERISA Affiliates from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel arising

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

out of the employment, or failure to employ, in the Business any individual by Seller or any ERISA Affiliate for any period ending on or before the Closing Date or arising out of any employee benefit plan or arrangement maintained by Seller or any ERISA Affiliate.

          (h) Buyer agrees to indemnify and hold harmless Seller and its ERISA Affiliates from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel arising out of the employment, or failure to employ, any individual by Buyer for any period after the Closing Date or arising out of any employee benefit plan or arrangement maintained by Buyer after the Closing Date.

          Section 6.6. Receivables. The Seller shall assist the Buyer with the collection of the accounts receivable generated prior to the Closing Date that relate to the Business. If the Seller shall receive any remittance from or on behalf of any person with respect to any such receivable, the Seller shall endorse such remittance to the order of the Buyer and forward it to the Buyer immediately upon receipt thereof.

          Section 6.7.   Non-Competition.

          (a) In consideration of the Initial Sale Price and in order that Buyer may enjoy the full benefits of the business, Seller covenants and agrees that neither Seller nor any of Seller's Affiliates shall directly or indirectly
(i) for ten (10) years after the Closing Date own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, the business of selling, manufacturing or marketing industrial gas turbine transitional ducts, AMNS panels or nozzle liners anywhere in the world, or (ii) for three (3) years after the Closing Date solicit, interfere with or attempt to entice away from Buyer or its Affiliates, any Business Employee, or (iii) for one (1) year after the Closing Date employ or retain as a consultant any Business Employee, or (iv) for three (3) years after the Closing Date solicit, interfere with or attempt to entice away from Buyer or its Affiliates, any person, firm or corporation which has been during the two-year period ending on the Closing Date or is a customer of Buyer or Seller in connection with the Business. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section
6.7 so long as Seller and its Affiliates do not participate in the management of such company.

          (b) The parties acknowledge and agree that the restrictions and covenants contained in this section are reasonable in view of the nature of the Business. Notwithstanding anything contained herein to the contrary, if the scope of any restriction or covenant, or the period thereof, contained in this section is found by a court of competent jurisdiction to be too broad to permit enforcement of such restriction or covenant to its full extent, then such restriction or covenant shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the maximum extent permitted by law, and further agree that if any part of this Section 6.7 shall be so found or deemed unreasonable, unlawful or unenforceable, such unenforceability shall not affect the remaining portions of this Section 6.7, which shall be fully enforced; and the parties do further agree that

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

any court of competent jurisdiction shall, and the Parties do hereby expressly authorize, require and empower any court of competent jurisdiction to, enforce any such provision or portion thereof in order that any such provision or portion thereof shall be enforced to the fullest extent permitted by applicable law.

          (c) Each Party agrees that the other Party will suffer irreparable damage and harm and will not have an adequate remedy at law in the event of any breach by it of any covenant of this Agreement. Accordingly, in the event of such a breach or of a threatened or attempted breach, in addition to all other remedies to which the applicable Party is entitled to at law, the non-breaching Party shall be entitled to a temporary and permanent injunction (without the necessity of showing any actual damage) or a decree of specific performance of the provisions hereof, and no bond or other security shall be required in that connection. The remedies described in this Section shall not be exhaustive and shall be in addition to all other remedies that the Buyer may have at law, in equity or otherwise.

          Section 6.8. Product Warranty Liability. Seller represents to Buyer that the Balance Sheet contains a reserve for Product Warranty Claims in the amount of $50,000 which the Seller believes is sufficient for paying the cost of Product Warranty Claims as the Closing Date. The term "Product Warranty Claims" shall mean any claim by an owner or user of products of the Business, or other party having the right to such claim, for breach of warranty, or product defects in respect of any products shipped by the Business, prior to the Closing Date, relating to deficiencies in design, materials, or workmanship, or material failure to perform as represented by the Business (including compliance with OSHA, or initial EPA tests, or rated capacity of the product). In the event any Product Warranty Claim is asserted [after the Closing Date], Buyer shall use its reasonable efforts to perform the services or supply replacements required under the applicable product warranty. Buyer shall be responsible for all costs incurred by Buyer in respect of Product Warranty Claims of the Business up to an aggregate amount of $50,000 (the "Warranty Maximum") and Seller shall be responsible for, and reimburse Buyer for, all reasonable costs incurred by Buyer in respect of Product Warranty Claims in excess of the Warranty Maximum subject to the limitations of Section 7.5.

          Section 6.9. Post Closing. Buyer may use the materials located at the Business on the Closing Date which contain the Seller's name, including manuals, sales literature, purchase orders, packaging, shipping materials and invoices, for a period of 30 days after Closing; provided, however, that Buyer shall replace such materials as soon as possible with materials not including the Seller's name. No advertising containing the Seller's name may be conducted by Buyer after Closing and all signage containing the Seller's name at the Business shall be changed within five days after Closing. Seller shall, if requested by the Buyer, supply the same level of services to the Business that it has historically provided (other than legal, payroll system processing, intranet access, human resources (other than administrative), purchasing and logistics advice and environmental assistance) for a period of 90 days after Closing (or such longer period as Buyer and Seller shall mutually agree); provided, that Buyer shall reimburse Seller for all outside charges for such services and Buyer shall pay Seller a commercially reasonable fee for the cost of providing services by the Seller (the aggregate of such fees in no event to exceed $35,000 per month); provided, further, that Seller shall continue to supply payroll system data to Buyer for a period of 120 days.

                                  ARTICLE VII

                                 INDEMNIFICATION

          Section 7.1. Indemnification by the Seller. The Seller shall indemnify the Buyer in respect of, and hold the Buyer harmless against, Damages incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to, or constituting:

          (a) any breach of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreements, or any other agreement or instrument (including the Seller Certificate) furnished by the Seller to the Buyer pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement, or any agreement or instrument furnished by the Seller to the Buyer pursuant to this Agreement

          (c) any violation of or liability arising under any applicable bulk transfers statute or similar laws related to the transactions contemplated hereby, except for Assumed Liabilities to be paid by Buyer; or

          (d)    any Retained Liabilities.

          Section 7.2. Indemnification by the Buyer. The Buyer shall indemnify the Seller in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Seller resulting from, relating to, or constituting:

          (a) any breach of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement, or any other agreement or instrument (including the Buyer Certificate) furnished by the Buyer to the Seller pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of the Seller contained in this Agreement, any Ancillary Agreement, or any other agreement or instrument furnished by the Buyer to the Seller pursuant to this Agreement; or

          (c)    any Assumed Liabilities.

          Section 7.3.   Indemnification Claims.

          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting

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

the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VII and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VII and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in any such contest, defense, litigation or settlement conducted by the Controlling Party, and be represented by counsel, at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint, or other pleading that may have been served on such party and any written claim, demand, invoice, billing, or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 7.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned, or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned, or delayed.

          (b) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

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

          (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party the Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the written response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the written response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer), or
(iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Response creates a Dispute, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 7.3(d) for the resolution of such Dispute.

          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use Reasonable Best Efforts to resolve the Dispute. If the Buyer and the Seller do not reach a resolution of the Dispute within 30 days, any remaining disagreements shall be referred to the chief financial officers of Rolls-Royce plc and FastenTech (each of whom may designate another senior officer of such company to hear the Dispute), who shall use reasonable efforts to resolve the Dispute. If the Dispute has not been resolved within 30 days after the referral of such objections to the senior officers designated in or pursuant to this
Section 7.3(d), the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to an ADR Procedure. In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the ADR Service, promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this Section 7.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. Notwithstanding anything to the contrary contained herein, the Seller shall have the right at its sole discretion, to conduct the remediation, cleanup, investigation or other response action on the properties subject to the Real Property Lease with respect to any environmental liabilities for which Buyer is entitled to indemnity under this Agreement that which relates to the property subject to the Real Property Lease, provided, that Seller (i) agrees to keep Buyer reasonably informed of the progress of such actions; (ii) gives Buyer an opportunity to review and comment on proposed remedial approaches and workplan, and incorporates Buyer's reasonable comments;
(iii) expeditiously and diligently implements the remediation, cleanup, investigation or other response action; (iv) conducts remediation, cleanup, investigation or other response action to a level necessary to comply with Environmental Laws and, if applicable, resolve any third party claims; and (v) does not interfere or disrupt the operations of the Business.

          (e) Notwithstanding the other provisions of this Section 7.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VII, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VII, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VII, for any such Damages for which it is entitled to indemnification pursuant to this Article VII (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VII).

          Section 7.4. Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Seller Certificate or the Buyer Certificate shall (a) survive the Closing and (b) shall expire on the date that is two years after the Closing Date, except that:

          (a) the representations and warranties set forth in Sections 2.1, 2.2, 2.7, 3.1, and 3.2 (and any and all portions of the Seller Certificate or the Buyer Certificate relating thereto) shall survive the Closing without limitation; and

          (b) the representations and warranties set forth in Sections 2.14 and 2.15, shall survive until sixty (60) days after the running of the applicable statute of limitations (giving effect to any waiver or extension thereof).

          If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a an Expected Claim Notice, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VII should not be affected by any investigation conducted by or on behalf of an Indemnified Party or any knowledge of an Indemnified Party with respect to the inaccuracy or

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

noncompliance with any representation, warranty, covenant or obligation that is the subject of indemnification hereunder.

          Notwithstanding anything contained herein to the contrary, no limitation or condition of liability provided in this Article VII shall apply to any misrepresentation or breach of warranty contained herein if such misrepresentation or breach of warranty was made willfully or with intent to deceive, or the covenants and agreements under this Agreement or in any statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby. For purposes of determining the existence of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, or calculating the amount of any Damages incurred in connection with any such misrepresentation, breach of warranty, or nonfulfillment of any covenant or agreement, any and all references to material or Business Material Adverse Effect shall be disregarded.

          Section 7.5.   Limitations.

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Seller for Damages under Section 7.1(a) shall not exceed $2,625,000, and (ii) the Seller shall not be liable under Section 7.1(a) until the aggregate Damages for which it would otherwise be liable exceeds $125,000, in which event the Seller will be liable for the excess over $125,000.

          (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 7.2(a) shall not exceed $2,625,000, and (ii) the Buyer shall not be liable under Section 7.2(a) until the aggregate Damages for which it would otherwise be liable which exceeds $125,000, in which event the Buyer will be liable for the whole amount and not merely the excess over $125,000.

          (c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VII shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty, or failure to perform any covenant or agreement contained in this Agreement.

          (d) The amount of Damages recoverable by an Indemnified Party under this Article VII with respect to an indemnity claim shall be reduced by (i) any proceeds received by such Indemnified Party or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier (net of any increased premiums that may occur as a consequence thereof) and (ii) the amount of any tax savings actually realized by such Indemnified Party or an Affiliate, for the tax year in which such Damages are incurred, which are clearly attributable to the Damages to which such indemnity claim relates (net of any increased tax liability which may result from the receipt of the indemnity payment or any insurance proceeds relating to such Damages).

          Section 7.6. Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Purchase

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

Price for tax purposes.

                                  ARTICLE VIII

                                   TERMINATION

          Section 8.1. Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty, or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (b) or (c) of Section 5.1 not to be satisfied and (ii) is not cured within 30 days following delivery by the Buyer to the Seller of written notice of such breach;

          (c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 30 days following delivery by the Seller to the Buyer of written notice of such breach;

          (d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before February 28, 2003 by reason of the failure of any condition precedent under Section 5.1 or
5.2 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty, or covenant contained in this Agreement); or

          (e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before February 28, 2003 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Seller of any representation, warranty, or covenant contained in this Agreement).

          Section 8.2. Effect of Termination. If either Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of a Party for breaches of this Agreement).

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

                                   ARTICLE IX

                                   DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

"Accountant" shall mean BDO Seidman, LLP, or such other independent certified public accounting firm as shall be selected by the parties.

"Acquired Assets" shall mean all of the following assets, properties, and rights as of the Closing Date:

          (a)    the goodwill of the Business;

          (b) all assets reflected on the Balance Sheet as of the Closing, except Excluded Assets;

          (c) subject to Section 1.1(b) hereof, all books, records, manuals, documents, books of account, correspondence, invoices, customer lists, supply lists, mailing lists, literature, brochures, marketing or promotional material and the like, including, without limitation, all discs, tapes and other media storing data and other information of the Business (the "Agreed Records");

          (d) all machinery, equipment (including spare parts used in the Business at the Closing Date), fixtures, and other tangible personal property listed on Section 1.1(a) of the Disclosure Schedule;

          (e) all inventories of raw materials, work-in-progress, finished goods, and consumables held for the purposes of the Business at the Closing Date ("Inventory");

          (f) subject to Section 4.2(d) hereof and to the extent transferable, all rights of the Seller or its Affiliates under the Assigned Contracts;

          (g) all assets, properties and rights in connection with the Real Property Lease;

          (h) all the Permits, to the extent such Permits may be assigned, transferred, or conveyed to the Buyer under applicable law;

          (i) subject to Section 1.1(b), all guarantees, warranties, indemnities and similar rights with respect to any and all of the Acquired Assets and all related claims, credits, rights of recovery and set off;

          (j) subject to Section 1.1(b), all claims, choses in action, causes of action and judgments of Seller or its Affiliates relating to the Acquired Assets;

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

          (k) all trade and other accounts receivable that relate to the Business and are payable to the Seller or its Affiliates and all rights to products delivered or services provided that relate to the Business, together with any security held by the Seller or any of its Affiliates for unbilled amounts for payment thereof ("Accounts Receivable"); and

          (l) all other assets and properties owned or held by the Seller or its Affiliates relating primarily to the Business, whether or not specifically referred to in this Agreement.

"ADR Procedure" shall mean a mutually acceptable alternative dispute resolution procedure, which may be non-binding or binding upon the parties, as they agree in advance.

"ADR Service" shall mean the chosen dispute resolution service for an ADR Procedure.

"Affiliate" shall mean any affiliate as defined in Rule 12b-2 under the Exchange Act of 1934.

"Agreed Amount" shall mean part, but not all, of the Claimed Amount.

"Allocation" has the meaning specified in Section 6.3(c).

"Allocation Schedule" has the meaning specified in Section 6.3(c).

"Ancillary Agreements" shall mean the bill of sale and other instruments of conveyance referred to in Section 1.4(b)(iii) of this Agreement, the instrument of assumption and other instruments referred to in Section 1.4(b)(iv) of this Agreement, the license agreement referred to in Section 1.4(b)(viii) of this Agreement.

"Assigned Contracts" shall mean:

          (a) any contracts, agreements, bids, or tenders to which the Seller is a party, whether with customers, suppliers, sub-contractors, agents, or distributors, that relate primarily to the Business and that are listed in
Section 2.11 of the Disclosure Schedule;

          (b)    the Lease; and

          (c) the collective bargaining agreement referred to in Section 2.13 of the Disclosure Schedule as it pertains to Business Employees.

"Assumed Liabilities" shall mean all of the following liabilities of the Seller:

          (d) any trade accounts payable and accrued liabilities reflected as current liabilities on the Balance Sheet ("Accounts Payable");

          (e) all obligations of the Seller arising under the Assigned Contracts to the extent such obligations arise out of the operation of the Business after the Closing and (i) are not due to a breach or default by Seller prior to Closing and (ii) related to goods or services received by the Business prior to the Closing Date; and

          (f) liabilities in respect of product liability or similar claims for products, or portions of products, manufactured or assembled by the Business after Closing ("Assumed Product Liabilities");

provided, that in no event shall Accounts Payable include (i) any Taxes of Seller attributable to any taxable period (or portion thereof) ending on or before the Closing Date, other than real property, personal property and other ad valorem Taxes accrued through the Closing Date as set forth in the last sentence of Section 6.3(b), (ii) any and all Taxes for which Seller may be liable (A) pursuant to Treasury regulation section 1.1502-6 by virtue of Seller being a member of a consolidated group of corporations for federal income tax purposes (or under analogous provisions of state or local law) at any time prior to the Closing, (B) as a successor to another person or (C) as a result of any agreement or arrangement of Seller to indemnify any other person for Taxes.

"Balance Sheet" has the meaning specified in Section 2.4.

"Balance Sheet Date" has the meaning specified in Section 2.5.

"Benefit Plans" has the meaning specified in Section 2.14(a).

"Book Value" has the meaning specified in Section 1.6(a).

"Business" has the meaning specified in the first recital to this Agreement.

"Business Employees" has the meaning specified in Section 6.5(a).

"Business Material Adverse Effect" means any circumstance or event which, individually or in the aggregate with any other circumstance or event is reasonably likely to be material and adverse to the Business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Business, the Acquired Assets or the Assumed Liabilities.

"Business Trade Secrets" shall have the meaning specified in Section 2.9(a).

"Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

"Buyer Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.2 of this Agreement is satisfied.

"Buyer's Bank" shall have the meaning specified in Section 5.1(j).

"CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

"Claim Notice" shall mean written notification that contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known and (ii) a statement that the Indemnified Party is entitled to indemnification under
Article VII of this Agreement for such Damages and an explanation of the basis therefor.

"Closing" shall mean the closing of the transactions contemplated by this Agreement.

"Closing Date" shall mean February 28, 2003, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V hereof) have not been satisfied or waived by such date, such mutually agreeable later date as soon as practicable (and in any event not later than three business days) after the satisfaction or waiver of all such conditions.

"Closing Payment Amount" has the meaning specified in Section 1.5.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Controlling Party" shall mean the party controlling the defense of any suit or proceeding relating to a third party claim for which indemnification is sought pursuant to Article VII of this Agreement.

"Damages" shall mean any and all debts, obligations, and other liabilities (whether absolute, accrued, contingent, fixed, or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses, and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors, and other experts, and other expenses of litigation.

"Disclosure Schedule" shall mean the disclosure schedule provided by the Seller to the Buyer on the date hereof and attached hereto.

"Dispute" shall mean the dispute resulting if the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount.

"Draft Statement of Working Capital and Fixed Assets" shall mean a statement reflecting only the Working Capital and fixed assets of the Business as of the Closing (without giving effect to the transactions contemplated by this Agreement).

"Earnout Payment" shall mean the payment computed and paid under Section 1.7.

"Earnout Period" shall have the meaning set forth in Section 1.7.

"Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

"Encumbrance" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law).

"Environmental Law" shall mean any federal, state, or local law, statute, rule, or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision, or order pertaining to (i) treatment, storage, disposal, generation, and transportation of industrial, toxic, or hazardous materials or substances or solid or hazardous waste; (ii) air, water, and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic, or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes, or dumping of pollutants, contaminants, or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting, or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances, or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in CERCLA.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (3) an affiliated service group (as defined under Section 414(m) of the Code), or (4) any other organization required to be aggregated under Section 414(o) of the Code, any of which includes or included the Seller.

"Exchange Act" means the Securities Exchange Act of 1934, as amended

"Excluded Assets" shall mean the following assets of the Seller, whether or not used in the conduct of the Business:

          (g) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, and other documents relating to the organization and existence of the Seller as a corporation;

          (h) all rights relating to refunds, recovery, or recoupment of Taxes related to or arising from the conduct of the Business prior to the Closing (except refunds relating to payments made by the Business in respect of the Assumed Liabilities);

          (i) any of the rights of the Seller under this Agreement or the Ancillary Agreements;

          (j) all securities owned by the Seller, including all capital stock held by the Seller in any subsidiary;

          (k) all claims, prepayments, deposits, refunds, causes of action, chooses in action, rights of recovery, rights of setoff, and rights of recoupment (other than warranty claims or other claims in respect of the Acquired Assets);

          (l)    any common law copyrights;

          (m) any and all computer software, data, and documentation of the Seller's computer systems, except to the extent otherwise specifically provided herein;

          (n) trade names, except to the extent use of such trade names is otherwise specifically permitted herein;

          (o) any and all Permits, other than such of the Permits that may be assigned, transferred, or conveyed to the Buyer under applicable law;

          (p)    all books and records of every kind, other than the Agreed
Records;

          (q) all insurance policies of the Seller, as well as all proceeds which may be payable thereunder;

          (r) all rights of the Seller in and with respect to the assets associated with its Employee Benefit Plans;

          (s)    all cash, cash equivalents and short-term investments;

          (t) all intellectual property and know-how of the Business (which shall be subject to a perpetual license for the benefit of Buyer); and

          (u)    those assets listed on Section 1.1(b) of the Disclosure
Schedule

"Expected Claim Notice" shall mean a notice that, as a result a legal proceeding instituted by or claim made by a third party, the Indemnified Party reasonably expects to incur Damages.

"FastenTech" shall mean FastenTech, Inc., a Delaware corporation.

"Final Adjustment Amount" has the meaning specified in Section 1.6(b).

"Initial Sale Price" is equal to the Closing Payment Amount as adjusted in accordance with Section 1.6 hereof.

"Final Closing Balance Sheet" shall mean the balance sheet determined pursuant to the procedures set forth in Section 1.6(a)(ii) of this Agreement.

"Financial Statements" has the meaning specified in Section 2.4.

"FIRPTA Certificate" has the meaning specified in Section 6.3(e).

"GAAP" shall mean United States generally accepted accounting principles.

"GAAP Consistently Applied" means GAAP (A) using the same accounting methods, policies, practices, and procedures, with consistent classification, judgments, and estimation methodology, as were used by the Seller in preparing the Balance Sheet, (B) not taking into account any changes in circumstances or events occurring after the opening of business on the Closing Date, except to the extent such changes provide indications of conditions on the Closing Date and
(C) in no event reducing the respective amounts or reserves and accruals for the Seller from the amounts included in the Balance Sheet except to reflect (i) cash payments made by the Seller subsequent to the date of the Balance Sheet and (ii) changes in circumstances or events occurring between the date of the Balance Sheet and the Closing Date, but only if such changes either definitively resolve or otherwise conclusively establish the amount of the liability exposure with respect to which the reserve in question has been established.

"Governmental Entity" shall mean any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority or agency.

"Indemnified Party" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII of this Agreement.

"Indemnifying Party" shall mean the party from whom indemnification is sought by the Indemnified Party.

"Intellectual Property Rights" has the meaning specified in Section 2.9(c).

"knowledge", "to the knowledge" or "known" and words of similar import shall mean the actual or constructive knowledge of Michael Lampert or Michael McKibbon, after due inquiry.

"Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration, or investigation before any Governmental Entity or before any arbitrator.

"Letter of Intent" means the letter, dated June 4, 2002, from the Buyer and agreed and accepted by the Seller.

"Materials of Environmental Concern" shall mean any chemicals, pollutants, or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

"Most Recent Month-End Management Accounts" shall mean the financial accounts and information, derived from the Seller's management information system, as of the end of the month most nearly preceding the Closing Date.

"Non-controlling Party" shall mean the party not controlling the defense of any suit or proceeding relating to a third party claim for which indemnification is sought pursuant to Article VII of this Agreement.

"Objection Deadline Date" shall mean the date 30 days after delivery by the Buyer to the Seller of the Draft Statement of Working Capital and Fixed Assets.

"Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice.

"Parties" shall mean the Buyer and the Seller.

"Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances, and similar rights issued by or obtained from any Governmental Entity, that are used primarily or held for use primarily in the Business.

"Permitted Encumbrances" has the meaning specified in Section 2.7.

"Person" or "person" means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as group defined in Section 13(d)(3) of the Exchange Act.

"Product Warranty Claims" has the meaning specified in Section 6.8.

"Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

"Real Property Lease" means the real property lease listed in Section 2.22 of the Disclosure Schedule.

"Related Party" means Seller, any subsidiary of Seller, any officer or director of Seller or any subsidiary of Seller, or any of their respective officers or directors, any relative (whether by blood, adoption or marriage), or any current or former owner of any Affiliate of the foregoing.

"Release" means any release, threatened release, spill emission, leaking, pumping, injecting, deposition, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, in limitation, the movement of materials of environmental concern, the ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

"Response" shall mean a written response containing the information provided for in Section 7.3(c).

"Retained Liabilities" shall mean any and all liabilities or obligations (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, and accrued or unaccrued, and whether claims with respect thereto are asserted before or after the Closing) of the Seller or the Business that are not Assumed Liabilities. The Retained Liabilities shall include all liabilities and obligations of the Seller or the Business:

          (v)    except for those Taxes that are Assumed Liabilities, for Taxes
(i) attributable to Seller's ownership of the Acquired Assets or operation of the Business for all taxable periods (or portions thereof) ending on or before the Closing Date, (ii) imposed with respect to the transfer of the Acquired Assets as set forth in Section 1.1, or (iii) for which Seller may be otherwise liable for any taxable period prior to the Closing, including by reason of (A) being a successor to another person, (B) being a party to a tax sharing, tax indemnity or similar agreement, or (C) being a member of a consolidated, combined or unitary group of corporations for tax purposes;

          (w) for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

          (x)    under this Agreement or the Ancillary Agreements;

          (y) under any agreements, contracts, leases, or licenses that are listed on Section 1.1(b) of the Disclosure Schedule;

          (z) in respect of product liability or similar claims for products manufactured or assembled by the Business on or prior to Closing;

          (aa) arising prior to the Closing under the Assigned Contracts, and all liabilities for any breach, act, or omission by the Seller prior to the Closing under any Assigned Contract (other than liabilities in respect of Product Warranty Claims that are the responsibility of Buyer in accordance with
Section 6.8 and other than Assumed Product Liabilities);

          (bb) for repair, replacement, or return of products sold prior to the Closing (other than liabilities in respect of Product Warranty Claims that are the responsibility of Buyer in accordance with Section 6.8);

          (cc) arising out of events, conduct, or conditions first existing or occurring prior to the Closing that constitute a violation of or non-compliance with any law, rule, or regulation (including Environmental Laws) or that otherwise impose liabilities or obligations under Environmental Law, regardless of whether such events, conduct or conditions were caused, created or originated by the Business, any other party, or a predecessor or prior occupant of the properties subject to the Real Property Lease, any judgment, decree, or order of any Governmental Entity, or any Permit or that give rise to liabilities or obligations with respect to Materials of Environmental Concern;

          (dd) injury to or death of persons or damage to or destruction of property occurring prior to the Closing (including any workers compensation claim);

          (ee) arising out of or relating to the employment practices of the Seller and its Affiliates, including (1) the hiring, employment, promotion, termination, work environment, and other labor practices of the Seller or its Affiliates or any violation of any applicable law, rule, or regulation relating thereto and (2) all Employee Benefit Plans of the Seller and its ERISA Affiliates;

          (ff) arising out of or relating to Seller's indebtedness, contingent or otherwise, or Encumbrances related thereto;

          (gg)   arising out of or relating to any intra-group credit balances;

          (hh) incurred by Seller or its Affiliates in connection with the conduct of businesses other than the Business; and

          (ii) the existence of which constitute a breach of the representations, warranties or covenants of Seller contained in this Agreement or the Ancillary Agreements.

"Seller" shall have the meaning set forth in the first paragraph of this Agreement.

"Seller Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (d) (insofar as clause (d) relates to Legal Proceedings involving the Seller) of Section 5.1 of this Agreement is satisfied.

"Siemens Contract" shall mean the Performance Agreement, dated December 17, 2001, between Siemens Westinghouse Power Corporation and the Seller.

"Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof and any transferee liability in respect of any item described in this definition.

"Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

"Third Party Action" shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under
Article VII.

"Transition and Administrative Services Agreement" shall have the meaning specified in Section 1.4(b)(ix).

"UAW" has the meaning specified in Section 5.1(o).

"Unresolved Objections" shall have the meaning specified in Section 1.6(b)(ii).

"WARN Act" has the meaning specified in Section 2.13(c).

"Working Capital" as of a given date shall mean the amount calculated by (i) adding the Book Value of the Inventory plus the Accounts Receivable and (ii) subtracting the Accounts Payable.

                                    ARTICLE X

                                  MISCELLANEOUS

          Section 10.1. Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation, or stock market rule (in which case the disclosing Party shall use reasonable effort to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure).

          Section 10.2. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall (i) confer on any Person other than the Parties and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

          Section 10.3. Entire Agreement. This Agreement (including Ancillary Agreements, the Confidentiality Agreement dated January 30, 2002, and other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements (including the Letter of Intent), or representations by or between the Parties, written or oral, with respect to the subject matter hereof.

          Section 10.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that (i) FastenTech may, at its election, assign this Agreement to any direct or indirect wholly owned subsidiary, and (ii) FastenTech or any assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to FastenTech after the Closing.

          Section 10.5. Counterparts and Facsimile Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any agreement executed in connection herewith, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or any party to any such other agreement, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any other such agreement shall claim that this Agreement or such other agreement is invalid, not binding or unenforceable based upon the use of a facsimile machine to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine, and each such party forever waives any such claim or defense.

          Section 10.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 10.7. Notices. All notices, requests, demands, claims, waiver, consent, approval and other communications hereunder shall be in writing and shall be deemed duly given four business days after it is sent by registered or certified mail, with return receipt requested and with postage, registration or certification fees prepaid, when faxed during normal business hours, with written confirmation of transmission having been received, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the party at its address set forth below (or at such other address for a party as shall be specified by such party by like notice):

If to the Seller:                        Copy to:
--------------------------------------   ---------------------------------------
Rolls-Royce Corporation                  Rolls-Royce North America Inc.
2001 South Tibbs                         14850 Conference Center Drive, Suite 10
P. O. Box 420, Speed Code U-26A          Chantilly, VA 20151
Indianapolis, Indiana 46206-0429         Attn:  General Counsel
Attn: W. Eric Pedersen, Vice President   Fax: (703) 318-9054
and Legal Counsel
Fax: (317) 230-3706

If to the Buyer:                         Copy to:
--------------------------------------   ---------------------------------------

FastenTech, Inc.                         Dechert LLP
8500 Normandale Lake Blvd., Suite 1230   4000 Bell Atlantic Tower
Minneapolis, Minnesota 55437             1717 Arch Street
Attn: Ronald Kalich, President           Philadelphia, Pennsylvania 19103
Fax: (952) 921-2099                      Attn:  John D. LaRocca
                                         Fax: (215) 994-2222


          Section 10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

          Section 10.9. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to or after the Closing. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          Section 10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

          Section 10.11. Expenses. Except as set forth in Section 1.6, Article VII and Section 10.12 each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. All sales, use, transfer or similar Taxes incurred in connection with the transfer of the Acquired Assets hereunder shall be the sole obligation of the Seller.

          Section 10.12. Dispute Resolution. In the event that there shall be any dispute arising out of or in any way relating to this Agreement, the transactions contemplated hereby, any document referred to or incorporated herein by reference or centrally related to the subject matter hereof, or the subject matter of any of the same, the Parties covenant and agree as follows:

          (a) The Parties shall first use their Reasonable Best Efforts to resolve such dispute among themselves, with or without mediation.

          (b) If the Parties are unable to resolve such dispute among themselves, such dispute shall be submitted to binding arbitration in Chicago, Illinois, under the auspices of the American Arbitration Association and pursuant to its Commercial Arbitration Rules as then in effect, or such other procedures as the Parties may agree to at the time, before a tribunal of three
(3) arbitrators, one of which shall be selected by the Seller, one of which shall be selected by the Buyer, and the third of which shall be selected by the two arbitrators so selected. All periods for selection of the arbitrators shall be shortened so that the Seller and the Buyer shall each designate an arbitrator within 15 days after the commencement of the arbitration and the third arbitrator shall be selected within 40 days after the commencement of the arbitration; if the Parties are unwilling to designate arbitrators or the Party-designated arbitrators are unable to agree upon the third arbitrator, any such arbitrator shall be selected in accordance with the rules of the American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding between the Parties and shall be enforceable by any court having jurisdiction over the Party against whom enforcement is sought. A ruling by the arbitrators shall be non-appealable. The Parties agree to abide by and perform any award rendered by the arbitrators. If either the Seller or the Buyer seeks enforcement of the terms of this Agreement or seeks enforcement of any award rendered by the arbitrators, then the prevailing Party (designated by the arbitrators) to such proceeding(s) shall be entitled to recover its costs and expenses from the non-prevailing Party, in addition to any other relief to which it may be entitled. Either the Seller or the Buyer may cause an arbitration proceeding to commence by giving the other Party notice in writing of such arbitration, and the date of such notice shall be the date of the commencement of the arbitration for the purposes of the second sentence of this sub-section. The Seller and the Buyer covenant and agree to act as expeditiously as practicable in order to resolve all disputes by arbitration. Notwithstanding anything in this section to the contrary, neither the Seller nor the Buyer shall be precluded from seeking court action in the event the action sought is either injunctive action, a restraining order or other equitable relief that is required in order to enforce this Agreement, to maintain the status quo, or to aid the jurisdiction of the arbitrators until an arbitration award is rendered or the controversy is otherwise resolved. The arbitration proceeding shall be held in English.

          (c) Legal process in any action or proceeding referred to in the preceding section may be served on any Party anywhere in the world.

          (d) Except as previously provided herein and except for injunctions and other equitable remedies that are required in order to enforce this Agreement, to maintain the status quo, or to aid the jurisdiction of the arbitrators until an arbitration award is rendered or the controversy is otherwise resolved, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE

OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

          (e) Notwithstanding anything to the contrary, this Section 10.12 shall not apply to any disputes related to the Draft Statement of Working Capital and Fixed Assets, which shall be resolved in accordance with Section 1.6.

          Section 10.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          Section 10.14. Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled to an injunction and other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          Section 10.15. Construction.

                 (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party.

                 (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                 (c) Any reference herein to "including" shall be interpreted as "including without limitation".

                 (d) In determining whether a Business Material Adverse Effect has occurred, account shall be taken of the liabilities retained by the Seller, so that, for example, a Business Material Adverse Effect shall not exist or be deemed to exist if there is a material increase in a liability related to the Business that the Seller is retaining.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                        ROLLS-ROYCE CORPORATION


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        FASTENTECH, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title: